UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2012, Nielsen Holdings N.V. (“Nielsen”), The Nielsen Company B.V. (“TNC”), Valcon Acquisition B.V., Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”) and funds associated with or designated by AlpInvest Partners (“AlpInvest”), The Blackstone Group (“Blackstone”), The Carlyle Group (“Carlyle”), Centerview Partners (“Centerview”), Hellman & Friedman, Kohlberg Kravis Roberts & Co. (“KKR”) and Thomas H. Lee Partners (“THL” and, together with AlpInvest, Blackstone, Carlyle, Centerview, Hellman & Friedman and KKR, the “Sponsors”) entered into Amendment No. 2 to the Amended and Restated Shareholders’ Agreement Regarding Nielsen Holdings N.V. (the “Amendment”).

The Amendment relates to the ongoing composition of Nielsen’s Board of Directors (the “Board”) for so long as Nielsen remains controlled by the Sponsors and their affiliates. Pursuant to the Amendment, the size of the Board will be reduced from 15 to 11 individuals and the number of directors affiliated with the Sponsors will be reduced from 10 to six, with each of Blackstone, Carlyle, KKR and THL retaining the right to nominate one individual to serve on Nielsen’s Board rather than two individuals. Board vacancies resulting from the departure of a Sponsor nominee during this period will be filled by a new nominee from the applicable Sponsor or, in the case of Centerview’s nominee, Mr. James M. Kilts, such seat shall be filled by an individual nominated by Luxco. Following the Amendment, the Board will be composed of six Sponsor nominees, four independent directors and Nielsen’s Chief Executive Officer, Mr. David Calhoun.

The Amendment commensurately reduces the size of the TNC Supervisory Board from 14 members to 10 members.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Amendment, on December 13, 2012, the following individuals tendered their resignation from the Board: Eliot P. S. Merrill, Simon E. Brown, Robert D. Reid and Scott A. Schoen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2012

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer